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FIRST NATIONAL BANK CORP.
FORM 10-K (continued)

                                   EXHIBIT 11
             Statement of Computation of Per Share Earnings


                                         Three Months Ended       Twelve Months Ended
                                              December 31,            December 31,
                                       -----------------------    --------------------
PRIMARY EARNINGS PER SHARE:                1993        1992        1993        1992
- --------------------------             -----------    --------    --------    --------
INCOME BEFORE CUMULATIVE EFFECTS
  OF ACCOUNTING CHANGES                 1,234,362      951,872   4,604,845   3,123,162
/WEIGHTED AVERAGE SHARES                2,349,161    1,843,337   2,137,304   1,816,711

- -----------------------------------     ---------    ---------   ---------   ---------

PER SHARE                                   $0.53        $0.52       $2.15       $1.72

- -----------------------------------     ---------    ---------   ---------   ---------
CUMULATIVE EFFECTS OF
  ACCOUNTING CHANGES                     --------     --------  (1,183,000)    231,000
/WEIGHTED AVERAGE SHARES                2,349,161    1,843,337   2,137,304   1,816,711

- -----------------------------------     ---------    ---------   ---------   ---------
PER SHARE                                   $0.00        $0.00      ($0.55)      $0.13
- ---------------------------------           -----        -----      ------       -----

PRIMARY NET INCOME PER SHARE                $0.53        $0.52       $1.60       $1.85
                                            -----        -----      ------       -----
                                            -----        -----      ------       -----
FULLY DILUTED EARNINGS PER SHARE:
- ---------------------------------

INCOME BEFORE CUMULATIVE EFFECTS
  OF ACCOUNTING CHANGES                 1,234,362    1,037,003   4,757,133   3,483,484
/WEIGHTED AVERAGE SHARES                2,349,264    2,266,016   2,335,328   2,275,106

- -----------------------------------     ---------    ---------   ---------   ---------
PER SHARE                                   $0.53        $0.46       $2.04       $1.53

CUMULATIVE EFFECTS OF
  ACCOUNTING CHANGES                     --------     --------  (1,183,000)    231,000
/WEIGHTED AVERAGE SHARES                2,349,264    2,266,016   2,335,328   2,275,106

- -----------------------------------     ---------    ---------   ---------   ---------
PER SHARE                                   $0.00        $0.00      ($0.51)      $0.10
- ---------------------------------           -----        -----      ------       -----
FULLY DILUTED NET INCOME PER SHARE          $0.53        $0.46       $1.53       $1.63
                                            -----        -----      ------       -----
                                            -----        -----      ------       -----


Notes:
  - Primary and fully diluted shares are adjusted for the potential dilutive effects of equity contracts and stock options, where applicable.


  - Fully diluted earnings per share are adjusted for the potential dilutive effects of convertible debt, where applicable, which includes elimination of any related after-tax interest expense.

  - Numbers of shares in each category are adjusted to give effect to the 1993 5% stock dividend, and the 1993 4-for-3 stock split.


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